State of Delaware
Secretary of State
Division of Corporations
Delivered 12:57 PM 06/11/2014
FILED 12:53 PM 06/11/2014
SRV 140823362 - 3562449 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF xG TECHNOLOGY, INC.

xG Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**Corporation**"), does hereby certify that:

FIRST: The name of the Corporation is xG Technology, Inc.

SECOND: This Certificate of Amendment (this "**Certificate of Amendment**") amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation filed with the Secretary of State on September 17, 2013 (the "**Certificate of Incorporation**") and any amendments thereto.

THIRD: The Article numbered 4 of the Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

4. The total number of shares of all classes of stock which the Corporation is authorized to issue is 110,000,000 shares, divided into 100,000,000 shares of common stock, par value $0.00001 per share ("**Common Stock**"), and 10,000,000 shares of "Blank Check" preferred stock, par value $0.00001 per share ("**Preferred Stock**"), as more fully described below:

(a) Common Stock. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock registered in the holder's name on the books of the Corporation on all matters submitted to a vote of stockholders except as the right to exercise such vote may be limited by the provisions of this Certificate of Incorporation or of any class or series of Preferred Stock established hereunder. The holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors from time to time, provided that required dividends, if any, on Preferred Stock have been paid or provided for. In the event of the liquidation, dissolution, or winding up, whether voluntary or involuntary, of the Corporation, the assets and funds of the Corporation available for distribution to stockholders, and remaining after the payment to holders of Preferred Stock of the amounts, if any, to which they are entitled, shall be divided and paid to the holders of Common Stock according to their respective shares.

(b) Preferred Stock. The shares of Preferred Stock may be divided and issued from time to time in one or more classes and/or series within any class or classes as may be determined by the Board of Directors of the Corporation, each such class or series to be distinctly designated and to consist of the number of shares determined by the Board of Directors. The Board of Directors of the Corporation is hereby expressly vested with authority to adopt resolutions with respect to any unissued and/or treasury shares of Preferred Stock to issue the shares, to fix the number of shares constituting any class or series, and to provide for the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, if any, of Preferred Stock, and each class or series thereof, in each case without approval of

the stockholders. The authority of the Board of Directors with respect to each class or series of Preferred Stock shall include, without limiting the generality of the foregoing, the determination of the following:

(1) The number of shares constituting that class or series and the distinctive designation of that class or series;

(2) The dividend rate on the shares of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates;

(3) Whether that class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that class or series shall have conversion privileges (including rights to convert such class or series into the capital stock of the Corporation or any other entity) and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5) Whether or not shares of that class or series shall be redeemable, and if so, the terms and conditions of such redemption (including any sinking fund provisions), the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

(6) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(7) Any other relative rights, preferences and limitations of that class or series as may be permitted or required by law.

The number of shares, voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, if any, of any class or series of Preferred Stock which may be designated by the Board of Directors may differ from those of any and all other class or series at any time outstanding.

(c) Increase in Authorized Preferred Stock. Except as otherwise provided by law or in a resolution or resolutions establishing any particular class or series of Preferred Stock, the aggregate number of authorized shares of Preferred Stock may be increased by an amendment to this Certificate of Incorporation approved solely by the holders of Common Stock and of any class or series of Preferred Stock which is entitled pursuant to its voting rights designated by the Board of Directors to vote thereon, if at all, voting together as a class.

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of 5:00 EST on June 11, 2014.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 11th day of June, 2014.

XG TECHNOLOGY, INC.

By: */s/ John C. Coleman*
Name: John C. Coleman
Title: Chief Executive Officer